NEWS RELEASE

Contact:  Wendy S. Schmucker
     Senior Vice President, Secretary and Treasurer
         724-537-9923

For Immediate Release

COMMERCIAL NATIONAL REPORTS RECORD QUARTER-END LOAN AND DEPOSIT VOLUMES ALONG WITH 16.4% INCREASE IN ASSET MANAGEMENT AND TRUST REVENUE

LATROBE, PA, October 29, 2007 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the period ended September 30, 2007. The Company earned $717,000 (or $.24 per average share outstanding) in 2007’s third quarter compared to $782,000 (or $.26 per average share outstanding) in the same period last year. The company earned $2.173 million (or $.71 per average share outstanding) for the nine-month period ended September 30, 2007 and $2.124 million (or $.67 per average share outstanding) for the nine-month period ended September 30, 2006.

At third quarter-end, all-time record volumes were recorded with loans and deposits. During the third quarter, loans rose $6.6 million to $231.1 million while deposits rose $15.0 million to $305.8 million. Loan quality remained strong as evidenced by no quarterly provision for loan losses requirement along with virtually no loan delinquencies. The company experienced significant balance sheet growth and composition changes during the later part of the third quarter. Third quarter-end total asset growth of $51.3 million since mid-year was primarily attributable to bond portfolio expansion which was made possible by temporary mid-year financial market conditions.

Asset management and trust revenues rose 16.4% on a year-to-date basis. Total trust department assets rose $17.0 million during the third quarter to $178.7 million. In comparison to a year ago, trust assets have increased by 12.1%.

Gregg E. Hunter, President and Chief Executive Officer noted, “The company has a solid balance sheet, top loan portfolio credit quality, a high yielding U.S. Government Agency guaranteed bond portfolio, a well-balanced and attractively priced deposit base, ample non-deposit funding alternatives, strong capital and a valuable dividend yield. In addition, the company is not, and has never been, involved with any of the hedging and sub-prime mortgage related chicanery that has so recently pressured the financial industry sector.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands)

	September	September
	2007	2006

ASSETS
Cash and due from banks on demand	$11,566	$14,065
Interest bearing deposits with banks	169	74
Total cash and cash equivalents	11,735	14,139

Federal funds sold	4,275	-
Securities available for sale	111,139	80,854
Restricted investments in bank stock	2,606	1,112

Loans	231,115	226,909
Allowance for loan losses	(1,873)	(1,710)
Net loans	229,242	225,199

Premises and equipment	3,821	3,978
Other assets	16,912	16,556

Total assets	$379,730	$341,838

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$69,857	$71,451
Interest bearing	235,889	227,110
Total deposits	305,746	298,561

Other liabilities	1,849	1,884
Short-term borrowings	15,000	4,575
Long term borrowings	20,000	-
Total liabilities	342,595	305,020

Shareholders' equity:
Common stock, par value $2 per share; 10,000,000 shares authorized; 3,600,000 shares issued; 3,028,813 and 3,044,813 shares outstanding in 2007 and 2006, respectively	7,200	7,200

Retained earnings	40,218	39,644

Accumulated other comprehensive income	397	380

Less treasury stock, at cost, 571,187 and 555,187 shares in 2007 and 2006
	(10,680)	(10,406)
Total shareholders' equity	37,135	36,818

Total liabilities and shareholders' equity	$379,730	$341,838

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per sahre data)

	Three Months	Three Months	Nine Months	Nine Months
	Ended September 30	Ended September 30	Ended September 30	Ended September 30
	2007	2006	2007	2006

INTEREST INCOME:
Interest and fees on loans	$3,468	$3,307	$10,262	$9,584
Interest and dividends on securities:
Taxable	1,212	1,123	3,416	2,949
Exempt from federal income taxes	34	38	102	109
Other	9	60	126	351
Total Interest income	4,723	4,528	13,906	12,993

INTEREST EXPENSE:
Interest on deposits	1,706	1,533	4,935	4,087
Interest on short-term borrowings	97	87	164	91
Interest on long- term borrowings	28	-	28	-
Total Interest expense	1,831	1,620	5,127	4,178

NET INTEREST INCOME	2,892	2,908	8,779	8,815
PROVISION FOR LOAN LOSSES	-	60	90	120

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	2,892	2,848	8,689	8,695

OTHER OPERATING INCOME:
Asset management and trust income	252	222	779	669
Service charges on deposit accounts	170	169	486	479
Other service charges and fees	159	158	511	530
Net security gains	-	25	-	25
Income from investment in life insurance	152	134	422	392
Other income	39	64	117	168
Total other operating income	772	772	2,315	2,263

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,317	1,274	4,030	3,884
Net occupancy expense	169	183	536	546
Furniture and equipment	126	153	383	469
Pennsylvania shares tax	134	141	408	421
Legal and professional	106	128	337	557
Other expenses	838	696	2,371	2,228
Total other operating expenses	2,690	2,575	8,065	8,105

INCOME BEFORE INCOME TAXES	974	1,045	2,939	2,853
Income tax expense	257	263	766	729

Net income	$717	$782	$2,173	$2,124

Average Shares Outstanding	3,036,802	3,044,813	3,042,113	3,157,699

Earnings Per Share	$0.24	$0.26	$0.71	$0.67